Exhibit 6.1

LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT is dated effective December 22, 2015 between WESTERN ALLIANCE BANK, an Arizona corporation (“Alliance”), with a place of business located at 3033 West Ray Road, Chandler, Arizona 85226, and IRON BRIDGE MORTGAGE FUND, LLC, an Oregon limited liability company (“Borrower”), whose address is 1255 NW 9th Avenue, Suite 1403, Portland, Oregon 97209.

The parties agree as follows:

1. DEFINITIONS AND CONSTRUCTION.

1.1 Definitions. As used in this Agreement, the following terms shall have the following definitions:

“Account Funds” has the meaning set forth in Section 2.4.

“Act” means all present and future laws, regulations, statutes, common law, rules, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises, and similar items of any federal, state, or local government, instrumentality, or body, as the same may be amended, modified, or supplemented from time to time related to Hazardous Materials.

“Advance” or “Advances” means borrowings from time to time in accordance with this Agreement.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, that Person.

“Agreement” means this Loan and Security Agreement and any extensions, riders, supplements, notes, amendments, or modifications to or in connection with this Loan and Security Agreement.

“Alliance” has the meaning set forth in the preamble to this Agreement.

“Alliance Expenses” means all actual, reasonable, out-of-pocket costs, fees, and expenses related to: costs, fees and expenses (including taxes, photocopying, notarization, telecommunication and insurance premiums) required to be paid by Borrower under any of the Loan Documents that are paid or advanced by Alliance; fees and costs relating to documentation, cash management fees, filing, recording, title insurance, publication, appraisal or broker’s opinions of value (including periodic Collateral appraisals), real estate survey, real property taxes on any real property, should Alliance elect to pay them, environmental audit pursuant to the terms of this Agreement, Custodian and search fees assessed, paid, or incurred by Alliance in connection with Alliance’s transactions with Borrower; costs and expenses incurred by Alliance in determining, from time to time, the Borrowing Base and the value of the Notes; costs and expenses incurred by Alliance in the asset reviews set forth in Section 2.7; costs and expenses incurred by Alliance in preserving the value of the Collateral; costs and expenses incurred by Alliance in the disbursement of funds to Borrower (by wire transfer or otherwise); charges paid or incurred by Alliance resulting from the dishonor of checks; costs and expenses paid or incurred by Alliance to correct any default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated; costs and expenses paid or incurred by Alliance in examining Borrower’s Books; costs and expenses of third party claims or any suit paid or incurred by Alliance in enforcing or defending the Loan Documents; and Alliance’s reasonable attorneys’ fees and expenses incurred in advising, structuring, drafting, reviewing, administering, amending, terminating, enforcing (including reasonable attorneys’ fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning Borrower or any guarantor of the obligations), defending, or concerning the Loan Documents, irrespective of whether suit is brought.

“Appraised Eligible Note” means each Eligible Note for which a current, qualified real estate appraisal performed by an appraiser acceptable to Alliance in its sole discretion has been performed prior to an Advance against such Eligible Note.

“Authorized Officer” means any manager or officer of Borrower, any Person authorized by law, or other Person designated in writing as an authorized officer by Borrower to Alliance.

“Bankruptcy Code” means the United States Bankruptcy Code (11 U.S.C. § 101 et seq.), as amended, and any successor statute.

“Borrower” has the meaning set forth in the preamble to this Agreement.

“Borrower’s Books” means all of Borrower’s books and records including all ledgers; records indicating, summarizing, or evidencing Borrower’s properties or assets (including the Collateral) or liabilities; all information relating to Borrower’s business operations or financial condition; and all computer programs, disc or tape files, printouts, runs, or other computer prepared information, and the equipment containing such information.

“Borrower’s Loan Amount” means the total principal amount advanced by Borrower on any Eligible Note.

“Borrowing Base” means, subject to the Committed Sum (and subject to change from time to time in Alliance’s sole discretion), an amount equal to:

(1.)	The lesser of: (a) sixty percent (60%) of the Borrower’s Loan Amount on the Eligible Notes; or (b) forty-five percent (45%) of the value of the Appraised Eligible Notes; less

(2.)	Any portion of a single Eligible Note in excess of 10% of the Committed Sum; less

(3.)	The total of all Obligations.

Alliance has no obligation, at any time, to advance funds in excess of the Committed Sum. Additionally, Alliance has no obligation, at any time, to advance funds on Ineligible Collateral.

“Borrowing Base Certificate” means, as of any date of preparation, a certificate setting forth the Borrowing Base in substantially the form of Exhibit A attached hereto, prepared by and certified by an Authorized Officer of Borrower.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which national banks are authorized or required to close.

“Capitalized Costs” means Protective Advances and other costs incurred by Borrower to acquire and maintain the Eligible Notes and the Collateral.

“Change of Control” shall be deemed to have occurred when Iron Bridge Management Group, LLC fails to directly or indirectly Control Borrower or Gerard Stascausky fails to directly or indirectly Control Iron Bridge Management Group, LLC.

“Closing Date” means the date of the initial Advance.

“Code” means the Uniform Commercial Code as enacted in the State of Arizona, as amended from time to time.

“Collateral” means all of the following, whether now existing or hereafter acquired: the Notes, Note Files, the funds in the Collection Account and REO, the records, and all servicing rights related to the Notes, the Note Mortgages and any other documents execution in connection with the Notes, any property relating to any Notes or the related mortgaged property, any takeout commitments relating to any Notes, all insurance policies and insurance proceeds relating to any Notes or the related mortgaged property, including but not limited to any payments or proceeds under any related primary insurance or hazard insurance, any income (whether principal, interest, dividends or other distributions) relating to any Notes, Borrower’s operating account, settlement account and servicing account established with Alliance, and any other contract rights, accounts, deposit accounts (including any interest of the Borrower in escrow accounts) and any other payments, rights to payment (including payments of interest or finance charges) and general intangibles to the extent that the foregoing relates to any Notes and any other assets relating to the Notes (including, without limitation, any other accounts) or any interest in the Notes, the servicing of the Pledge Notes; together with (a) all substitutions and replacements for and products of such property; (b) any money, or other assets of Borrower that come into the possession, custody, or control of Alliance now or in the future; (c) all books and records of Borrower, including all mail or e-mail addressed to Borrower; and (d) all products and proceeds whether tangible or intangible, of any of the foregoing including proceeds of insurance covering any or all of the foregoing, and any and all accounts, money, deposit accounts, judgments, attachments, claims for relief, levies, causes of action or other tangible or intangible property resulting from the sale, foreclosure, exchange, collection, or other disposition of any of the foregoing, or any portion thereof or interest therein, and the proceeds thereof.

“Collection Account” has the meaning set forth in Section 2.4.

“Committed Sum” means $20,000,000.00 or such lesser amount as may be outstanding on the Conversion Date, reduced on the date of each scheduled payment under the Promissory Note by the principal amount of each such scheduled payment during the Term Loan Period only.

“Compliance Certificate” means a certificate, substantially in the form of Exhibit B attached hereto, prepared by and executed by an Authorized Officer of Borrower.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any Person, whether through the ownership of voting securities, by contract, or otherwise.

“Conversion Date” means the date on which the Revolving Loan Period ends.

“Custodial Agreement” means the Custodial Agreement, dated as of the Closing Date, among Borrower, Alliance, and U.S. Bank, National Association, in form and substance satisfactory to Alliance and all amendments, extensions, renewals, replacements, increases, and modifications to such agreement.

“Custodian” means U.S. Bank, National Association, or another Person acceptable to Alliance acting as Alliance’s custodian respecting some or all of the Collateral.

“Daily Balance” means the amount of all Obligations owed at the end of a given day.

“Eligible Note” means each promissory note or other evidence of indebtedness executed by a third party in favor of Borrower (or assigned to Borrower by valid allonge and endorsement), and if Alliance elects in its sole discretion, each deed evidencing REO, together with all assignments, allonges, mortgages, trust deed, amendments or modifications thereto or replacements of substitutions therefor, that is assigned to Alliance and accepted by Alliance in its sole discretion to Advance against. Eligible Notes shall not include, and Alliance shall not advance against Nonperforming Notes or other Ineligible Collateral. Alliance may advance against REO in its sole and absolute discretion, subject to such further conditions as Alliance may require.

“Eligible Note File” means and shall include: (a) the Eligible Note bearing all intervening endorsements, or a Lost Note Affidavit (as defined in the Custodial Agreement) with applicable changes reasonably acceptable to Alliance, endorsed in blank, (b) a conformed copy of the Note Mortgage bearing the original recording information, (c) an original “Assignment of Mortgage” in favor of Alliance for each Note Mortgage, in form and substance acceptable for recording and signed in the name of Borrower by an authorized Person on behalf of Borrower, (d) the originals or copies of recorded intervening assignments of mortgage, if any, with evidence of recording thereon, showing an unbroken chain of title from the originator thereof to Borrower (or in the case of a MERS Designated Mortgage Loan, MERS), (e) the original attorney’s opinion of title and abstract of title or the original or copy of mortgagee title insurance policy, or if the mortgagee title insurance policy has not been issued, a copy of the irrevocable commitment to issue the same, related to the Note Mortgage, and (f) if any of the above documents has been executed by a person holding a power of attorney for Borrower, as notified to the Custodian in writing, an original of such power of attorney.

“Equity” means the total contributed capital of Borrower plus fund-to-date earnings, less fundraising costs, management fees and other offsets to equity as required by GAAP, each as reported on Borrower’s consolidated balance sheet.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any predecessor, successor, or superseding laws of the United States of America, together with all regulations promulgated thereunder.

“Event of Default” has the meaning set forth in Section 8.

“FEIN” means Federal Employer Identification Number.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

“Guaranty” means each Guaranty, in form and substance satisfactory to Alliance, whereby each Guarantor guarantees repayment of all or a portion of the Obligations.

“Guarantor” means Gerard Stascausky.

“Indebtedness” means all items of indebtedness or liability which in accordance with GAAP would be included in determining total liabilities as shown on the liabilities side of a balance sheet, and in any event including: (a) all obligations of Borrower for borrowed money; (b) all obligations of Borrower evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations of Borrower in respect of letters of credit, letter of credit guaranties, bankers acceptances, interest rate swaps, controlled disbursement accounts, or other financial products; (c) all obligations under capitalized leases; (d) all obligations or liabilities of others secured by a lien or security interest on any property or asset of Borrower, irrespective of whether such obligation or liability is assumed; and (e) any obligation of Borrower guaranteeing or intended to guarantee (whether guaranteed, endorsed, co-made, discounted, or sold with recourse to Borrower) any indebtedness, lease, dividend, letter of credit, or other obligation of any other Person.

“Indemnified Persons” means Alliance and its parents, subsidiaries, affiliates and participants, and each of their officers, directors, agents, employees, trustees, receivers, executors, and administrators, and the heirs, successors, and assigns of all of the foregoing, except for third-party purchasers of real property at foreclosure or from Alliance after foreclosure or deed in lieu of foreclosure.

“Ineligible Collateral” means the following types of Collateral:

(1.)	REO;

(2.)	Nonperforming Notes;

(3.)	Note Mortgages that have been subordinated;

(4.)	Owner-occupied Note Mortgages;

(5.)	Note Mortgages secured by property located outside the states of California, Arizona, Nevada, Oregon, Washington, Colorado, or Texas (Note Mortgages secured by property in other states may be considered eligible by Lender in its sole discretion); and

(6.)	Note Mortgages which have original maturities in excess of 2 years and extension options greater than 1 year.

“Insolvency Proceeding” means any action commenced by or against any Person under any provision of the Bankruptcy Code or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with its creditors, or proceedings seeking receivership, reorganization, arrangement, or other similar relief.

“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Loans” means the Revolving Loan and the Term Loan, collectively

“Loan Documents” means this Agreement, the Promissory Note, the Guaranty, the Custodial Agreement, the Subordination Agreement, any other note or notes executed by Borrower or any Guarantor and payable to Alliance, and any other agreement entered into in connection with this Agreement, together with every other agreement, note, document, contract or instrument to which Borrower now or in the future may be a party and which may be required by Alliance in connection with, or as a condition to, the execution of this Agreement and every amendment, modification or substitution therefor.

“Losses” means any and all losses, liabilities, contingent liabilities, damages, obligations, claims, contingent claims, actions, suits, proceedings, disbursements, penalties, costs, and expenses (including, without limitation, actual attorneys’ fees and costs of counsel retained by Alliance to monitor the proceedings and actions of Borrower in satisfying its obligations hereunder, and to advise and represent Alliance with respect to matters related hereto, including, without limitation, fees incurred pursuant to 11 U.S.C. §101 et seq. and all other professional or consultants’ fees and expenses), whether or not an action or proceeding is commenced or threatened.

“Maker” means the maker(s) under a Note.

“Maturity Date” means the last day of the Term Loan Period.

“Mezzanine Debt” means all Indebtedness of Borrower arising under promissory notes issued pursuant to the IBMF Note Program memorialized by a Confidential Private Offering Memorandum dated February 1, 2013 (as amended, restated or otherwise modified from time to time), or similar private offering memorandum approved by Lender in its reasonable discretion, and in each case subordinated to the Obligations of Borrower to Lender by written agreement acceptable to Lender in its sole discretion.

“Nonperforming Note” means a note greater than sixty (60) days past due, upon which foreclosure has commenced, or which is otherwise in monetary default.

“Note” means each promissory note or other evidence of indebtedness executed by a third party maker in favor of Borrower (or assigned to Borrower by valid allonge and endorsement), and if Alliance elects in its sole discretion, each deed evidencing REO, together with all assignments, allonges, mortgages, trust deed, amendments or modifications thereto or replacements of substitutions therefor.

“Note File” means and shall include: (a) the Note bearing all intervening endorsements, or a Lost Note Affidavit (as defined in the Custodial Agreement) with applicable changes reasonably acceptable to Alliance, endorsed in blank, (b) a conformed copy of the Note Mortgage bearing the original recording information, (c) an original “Assignment of Mortgage” in favor of Alliance for each Note Mortgage, in form and substance acceptable for recording and signed in the name of Borrower by an authorized Person on behalf of Borrower, (d) the originals or copies of recorded intervening assignments of mortgage, if any, with evidence of recording thereon, showing an unbroken chain of title from the originator thereof to Borrower (or in the case of a MERS Designated Mortgage Loan, MERS), (e) the original attorney’s opinion of title and abstract of title or the original or copy of mortgagee title insurance policy, or if the mortgagee title insurance policy has not been issued, a copy of the irrevocable commitment to issue the same, related to the Note Mortgage, and (f) if any of the above documents has been executed by a person holding a power of attorney for Borrower, as notified to the Custodian in writing, an original of such power of attorney.

“Note Mortgage” means each deed of trust, mortgage, security agreement, or other document or instrument encumbering real or personal property, which serves as collateral for the repayment of the Notes.

“Obligations” means all loans, advances, debts, principal, interest (including any interest that, but for the provisions of the Bankruptcy Code, would have accrued), premiums, liabilities (including all amounts charged to Borrower’s loan account pursuant to any agreement authorizing Alliance to charge Borrower’s loan account), obligations, fees, lease payments, guaranties, covenants, and duties owing by Borrower to Alliance of any kind and description (whether pursuant to or evidenced by the Loan Documents, by any note or other instrument, or pursuant to any other agreement between Alliance and Borrower, and irrespective of whether for the payment of money), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including any debt, liability, or obligation owing from Borrower to others that Alliance may have obtained by assignment or otherwise, and further including all interest not paid when due and all Alliance Expenses that Borrower is required to pay or reimburse by the Loan Documents, by law, or otherwise.

“Permitted Liens” means: (a) liens and security interests held by Alliance; (b) liens for unpaid taxes which are not at imminent risk of foreclosure or automatic divestiture of title; (c) exceptions listed in the title insurance, if any, or property profiles in respect of the real property which serves as collateral for the repayment of the Eligible Notes; (d) liens junior to the Note Mortgage granted or permitted by the Maker of the Note secured by such Note Mortgage; (e) liens and security interest granted to Borrower’s investors pursuant to a PPM, which are subordinate to the lien and security interest of Alliance pursuant to a Subordination Agreement; and (f) such other liens approved by Alliance in its sole discretion.

“Person” means and includes natural persons, corporations, limited liability companies, limited partnerships, general partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations or associations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) which Borrower or any ERISA Affiliate sponsors or maintains or to which Borrower or any ERISA Affiliate makes, is making, or is obligated to contribute.

“PPM” means the Confidential Private Offering Memorandum, Iron Bridge Mortgage Fund LLC, IBMF Note Program, 12% Secured Promissory Notes/Six Month Maturity, dated February 1, 2013

“Principal Balance” means the aggregate unpaid principal balance of the Promissory Note as of any date of determination.

“Promissory Note” means the promissory note, dated as of the Closing Date, in the maximum principal amount of $20,000,000.00, executed by Borrower and payable to the order of Alliance, in form and substance satisfactory to Alliance, and all amendments, extensions, renewals, replacements, increases, and modifications thereof.

“Protective Advances” means amounts actually paid by Borrower to governmental agencies or other Persons to reduce or pay in full senior liens or delinquent taxes, municipal charges or assessments, or environmental fees or costs on property encumbered by any Note Mortgage.

“REO” means real or personal property acquired by Borrower through purchase or exercise of foreclosure, deed in lieu of foreclosure, or other remedies, including property subject to installment land sale contracts.

“Revolving Loan” and “Revolving Loans” have the meanings set forth in Section 2.1.

“Revolving Loan Period” means the period beginning on the Closing Date and ending on the two (2) calendar year anniversary thereof.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) at fair valuations, all of the properties and assets of such Person are greater than the sum of the debts, including contingent liabilities, of such Person, (b) the present fair salable value of the properties and assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its properties and assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts beyond such Person’s ability to pay as such debts mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that reasonably can be expected to become an actual or matured liability.

“Stated Interest Rate” has the meaning set forth in the Promissory Note.

“Subordination Agreement” means, collectively, one or more Subordination Agreements, dated as of the Closing Date, among Borrower’s investors and Alliance, in form and substance satisfactory to Alliance and all amendments, extensions, renewals, replacements, increases, and modifications to such agreements.

“Subordinated Debt” means Borrower’s obligations to its investors that are subject to the Subordination Agreement.

“Tangible Net Worth” means, for any Person at any particular time, all amounts which, in conformity with GAAP, or other method of accounting acceptable to Alliance, would be included as owner’s equity on a balance sheet of a Person; but excluding (a) all assets which are properly classified as intangible assets, and (b) all loans and advances to any owner, officer, or employee of such Person.

“Term Loan Period” means the period beginning on the first calendar day after the last calendar day of the Revolving Loan Period and ending on the one (1) calendar year anniversary thereof.

“Term Loan” has the meaning set forth in Section 2.1.

“Termination Date” has the meaning set forth in Section 3.3.

“Unused Amount” has the meaning set forth in Section 2.7(b).

“Voidable Transfer” has the meaning set forth in Section 15.8.

1.2 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. When used herein, the term “financial statements” shall include the notes and schedules thereto.

1.3 Code. Any terms used in this Agreement which are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein.

1.4 Construction. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term “including” is not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Section, subsection, clause, schedule, and exhibit references are to this Agreement unless otherwise specified. Any reference in this Agreement or in the Loan Documents to this Agreement or any of the Loan Documents shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, and supplements, thereto and thereof, as applicable.

1.5 Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

2. LOAN AND TERMS OF PAYMENT.

2.1 Revolving Loans and Term Loans. Subject to and upon the terms and conditions of this Agreement, during the Revolving Loan Period, Alliance agrees to make one or more Advances (hereinafter called, individually, a “Revolving Loan” and, collectively, the “Revolving Loans”) to Borrower in an aggregate principal amount at any one time outstanding up to but not exceeding the Committed Sum. Within the limit of the Committed Sum in effect from time to time, during the Revolving Loan Period, Borrower may borrow, repay, and re-borrow at any time in whole or in part (subject to Section 2.4(c)) without penalty and from time to time from the Closing Date to the expiration of the Revolving Loan Period. If, by virtue of payments made on the Promissory Note during the Revolving Loan Period, the principal amount owed on the Promissory Note during its term reaches zero at any point, Borrower agrees that all of the Collateral and all of the Loan Documents shall remain in full force and effect to secure any Advances made thereafter, and Alliance shall be fully entitled to rely on all of the Collateral and all of the Loan Documents unless an appropriate release of all or any part of the Collateral or all or any part of the Loan Documents has been executed by Alliance. The Principal Balance may not exceed the Committed Sum at any time. Upon the expiration of the Revolving Loan Period, and provided that no Event of Default has occurred and is continuing, the Revolving Loans shall, without any further action by Alliance or Borrower, convert to a term loan (the “Term Loan”) in accordance with the terms of the Promissory Note.

2.2 Promissory Note. The Loans shall be evidenced by, be repayable, and accrue interest in accordance with, the Promissory Note. Subject to the terms and conditions in this Agreement, the Promissory Note, and the other Loan Documents, Borrower may borrow, repay, and re-borrow under the Promissory Note during the Revolving Loan Period in whole or in part (subject to Section 2.4(c)). The unpaid principal balance of the Promissory Note shall be repaid as provided therein.

2.3 Advances.

(a) Subject to the terms and conditions of this Agreement, Alliance agrees to make one or more Advances to Borrower secured by Collateral in an amount requested by Borrower, but not to exceed the Borrowing Base.

(b) At any time, if the amount of the Obligations exceeds the Borrowing Base, Borrower shall, within fifteen (15) days after written notice from Alliance: (i) pay the difference to Alliance; or (ii) provide to Alliance a lien and security interest in additional collateral acceptable to Alliance in its sole and absolute discretion.

(c) Alliance shall have no obligation to make Advances hereunder to the extent they would cause the outstanding obligations under this Section 2.3 to exceed the Committed Sum, less outstanding Obligations and Borrowing Base Reserve.

(d) Alliance is authorized to make Advances under this Agreement based upon written request of Borrower’s Authorized Officer. Any Advance requested by Borrower and made by Alliance hereunder shall be made to such deposit accounts of Borrower as Borrower’s Authorized Officer shall direct. Amounts borrowed pursuant to this Section 2.3 may be repaid and, subject to the terms and conditions of this Agreement and the Promissory Note, reborrowed at any time during the term of this Agreement.

2.4 Collection of Accounts and Application of Payments to Loans.

(a) The Collection Account. Borrower has granted a security interest to Alliance in the Collateral, including the Collection Account, pursuant to the terms of this Agreement. Except as otherwise agreed by both parties in writing, all proceeds of accounts and other Collateral, upon receipt or collection, shall be deposited on a monthly basis into a deposit account of Borrower established with Alliance (the “Collection Account”). Funds so deposited (“Account Funds”) may be used by Borrower in Borrower’s sole discretion, including, without limitation, to be swept into Borrower’s separate operating accounts or distributed to Borrower’s members, unless an Event of Default shall have occurred and be continuing.

(b) Payment of Accounts by Borrower’s Account Debtors. Borrower or its servicer shall be entitled to collect checks for payment from Borrower’s account debtors, provided that Borrower or its servicer causes all such payments to be deposited into the Collection Account in the manner contemplated in Section 2.4(a). Until deposited, Borrower or its servicer will hold all such payments and proceeds in trust for Alliance without co-mingling such funds with other funds or property of Borrower or its servicer, as applicable. All deposits held in the Collection Account shall constitute proceeds of Collateral and shall not constitute payment of the Obligations.

(c) Amount Due Upon Liquidation of Eligible Note. Upon the payoff or sale of any Eligible Note, Borrower shall deposit or instruct its servicer to deposit the proceeds less closing costs (including any fees payable to the asset manager) for such payoff or sale in the Collection Account.

(d) Application of Payments During Default. During the existence of an Event of Default during the Term Loan Period, Alliance may withdraw Account Funds deposited to the Collection Account and pay down borrowings on the Loans by applying such Account Funds.

2.5 Crediting Payments; Application of Collections. The receipt of any wire transfer of funds, check, or other item of payment from Borrower to Alliance shall be applied to provisionally reduce the Obligations, but shall not be considered a payment on account unless such wire transfer is of immediately available funds and is made to the appropriate deposit account of Alliance or unless and until such check or other item of payment is honored when presented for payment. Should any check or item of payment not be honored when presented for payment, then Borrower shall be deemed not to have made such payment, and interest shall be recalculated accordingly. Anything to the contrary contained herein notwithstanding, any wire transfer, check, or other item of payment shall be deemed received by Alliance only if it is received into Alliance’s operating account on or before 3:00 p.m. Phoenix, Arizona time. If any wire transfer, check, or other item of payment is received into Alliance’s operating account after 3:00 p.m. Phoenix, Arizona time it shall be deemed to have been received by Alliance as of the opening of business on the immediately following Business Day.

2.6 Statements of Obligations. Alliance may render statements to Borrower of the Obligations, including principal, interest, fees, and including an itemization of all charges and expenses constituting Alliance Expenses owing, and such statements shall be conclusively presumed to be correct and accurate, absent manifest error and constitute an account stated between Borrower and Alliance unless, within forty-five (45) days after receipt thereof by Borrower, Borrower shall deliver to Alliance written objection thereto describing the error or errors contained in any such statements.

2.7 Fees. Borrower shall pay to Alliance the following fees:

(a) Origination Fee. Borrower shall pay Alliance a fully-earned and non-refundable origination fee equal to one-half of one percent (0.50%) of the Committed Sum, which fee shall be due and payable upon the Closing Date.

(b) Unused Line Fee. For the purposes of this Section 2.7(b), “Unused Amount” means (a) fifty percent (50%) of the Committed Sum, less (b) outstanding Advances. Commencing on the 151st day following the date of this Agreement, the Borrower agrees to pay to Alliance an unused line fee at the rate of one-quarter of one percent (0.25%) per annum on the average daily Unused Amount from the date of this Agreement to and including the Conversion Date, due and payable quarterly in arrears on the first day of each quarter after the 151st day following the date of this Agreement and on the Conversion Date. In the event this Agreement is terminated, the fee calculated pursuant to this Section 2.7(b) shall cease as of the termination date, and no fee shall be due or payable for the period after the termination date.

(c) Conversion Fee. Borrower shall pay Alliance a fully-earned and non-refundable fee equal to one-quarter of one percent (0.25%) of the Committed Sum outstanding on the Conversion Date, which fee shall be due and payable upon the Conversion Date.

(d) Financial Audit/Collateral Exam Fees. Borrower shall pay Alliance’s actual fees incurred, including for both in-house personnel and third parties, in connection with any collateral exams, audits, appraisals, inspections or valuations conducted by or on behalf of Alliance of any Collateral or of the Borrower’s operations or business, together with any related out-of-pocket costs and expenses incurred by Alliance.

3. CONDITIONS; TERM OF AGREEMENT.

3.1 Conditions Precedent to Initial Advance. The obligation of Alliance to fund the initial Advance is subject to the fulfillment, to the satisfaction of Alliance in its sole discretion, of each of the following conditions:

(a) The representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of the funding, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date);

(b) No Event of Default or event which with the giving of notice or passage of time would constitute an Event of Default shall have occurred and be continuing as of the date of the funding nor shall either result from the making of the funding;

(c) No injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the making of such funding shall have been issued and remain in force by any governmental authority against Borrower, Alliance, or any of their Affiliates;

(d) Borrower shall have delivered to Alliance or its Custodian if Alliance so directs Borrower, each Note File;

(e) Alliance shall have received each of the Loan Documents, duly executed by Borrower or Guarantor, as applicable, and each such document shall be in full force and effect;

(f) Borrower shall have provided evidence satisfactory to Alliance that its lien in the Collateral shall be a lien of first-priority (subject to Permitted Liens);

(g) A field audit, satisfactory to Alliance in its sole and absolute discretion, shall have been conducted by or on behalf of Alliance of the Collateral and of the Borrower’s operations or business, with the cost and expense of such audit to be borne solely by Borrower;

(h) Alliance shall have received a certificate from the manager or members of Borrower, and each entity Guarantor, as required, attesting to the resolutions of Borrower’s or such Guarantor’s members and managers authorizing its execution and delivery of all of the documents evidencing the purchase of the Collateral and of this Agreement and the other Loan Documents to which Borrower or such Guarantor is a party and authorizing specific officers, managers or members of Borrower or Guarantor to execute same;

(i) Alliance shall have received copies of Borrower’s, and each entity Guarantor’s, formation documents and any operating agreements or member agreements, as amended, modified, or supplemented to the Closing Date, certified by the manager of Borrower or such Guarantor;

(j) Alliance shall have received a certificate of LLC status with respect to Borrower and each entity Guarantor by the Secretary of State of its state of formation, which certificate shall indicate that such entity is in good standing;

(k) Alliance shall have recevied a a Certificate (in form and substance acceptable to Alliance) certifying as to the existence of each trust Guarantor and authority of the trustee(s) of each trust Guarantor to execute and deliver their respective Guarantees, and such other matters as Alliance may require.

(l) Borrower shall have confirmed to Alliance that each property encumbered by a Note Mortgage and securing a Eligible Note is insured by a policy of casualty insurance meeting the requirements of Section 6.10 hereof;

(m) Alliance shall have received the certified copies of the policies of insurance, together with the endorsements thereto, as are required by Section 6.10 hereof, the form and substance of which shall be satisfactory to Alliance in its sole and absolute discretion;

(n) Payment of Alliance’s fees and reimbursable costs and expenses due under this Agreement through the date of initial Advance, including without limitation all legal expenses, filing and recording fees, incurred through the date of the closing of this Agreement, shall have been made to Alliance;

(o) Evidence Borrower is licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary shall have been provided to Alliance;

(p) A Customer Identification Information Form and such other forms and verification as Alliance may need to comply with the U.S.A. Patriot Act and other applicable laws and regulations.;

(q) Borrower shall provide a Borrowing Base Certificate computed as of a date not more than thirty (30) days prior to such Advance.

(r) No material adverse change shall have occurred relative to Borrower, Borrower’s business activities, operations and projections, the Collateral, or the liens, security interest, or rights of Alliance; and

(s) Such other documents as Alliance in its reasonable discretion may require.

3.2 Conditions Precedent to Subsequent Advances. The following shall be conditions precedent to all subsequent Advances:

(a) the representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such Advance as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date);

(b) no Event of Default or event which with the giving of notice or passage of time would constitute an Event of Default shall have occurred and be continuing on the date of such Advance nor shall either result from the making of the Advance;

(c) no injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the making of such Advance shall have been issued and remain in force by any governmental authority against Borrower, Alliance, or any of their Affiliates;

(d) Borrower shall have delivered to Alliance or its Custodian, if Alliance elects, each Note File; and

(e) Borrower shall have received and confirmed to Alliance, within thirty (30) days after the applicable subsequent Advance, evidence satisfactory to it that all of the property encumbered by the Note Mortgages is insured by policies of insurance acceptable in form and substance to Alliance.

3.3 Term. This Agreement shall become effective upon the execution and delivery hereof by Borrower and Alliance and shall continue in full force and effect until all Obligations are paid in full. Borrower may request Advances from the date the conditions set forth in Section 3.1 are satisfied until the earlier of (the earliest of these dates, the “Termination Date”): (i) the Maturity Date; (ii) the date Borrower terminates the Loans, or (iii) the date Alliance terminates the Loans following an Event of Default. If not earlier due as provided herein, all outstanding principal and unpaid accrued interest shall be due and payable on the Termination Date. The foregoing notwithstanding, Alliance shall have the right to terminate its obligation to make Advances under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default.

3.4 Effect of Termination. On the Termination Date, all Obligations immediately shall become due and payable without notice or demand. No termination of this Agreement, however, shall relieve or discharge Borrower of Borrower’s duties, obligations, or covenants hereunder, and Alliance’s continuing security interests in the Collateral shall remain in effect until all Obligations have been fully and finally discharged and Alliance’s obligation to provide Advances hereunder is terminated.

3.5 Early Termination by Borrower. Borrower has the option, at any time, to terminate this Agreement by paying to Alliance in full, in cash, without penalty, all outstanding amounts under the Loan Documents.

4. SECURITY INTEREST.

4.1 Grant of Security Interest. Borrower hereby grants to Alliance a continuing security interest in all currently existing and hereafter acquired or arising Collateral in order to secure prompt repayment of any and all Obligations and in order to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents. Alliance’s security interests in the Collateral shall attach to all Collateral without further act on the part of Alliance or Borrower. Anything contained in this Agreement or any other Loan Document to the contrary notwithstanding, Borrower has no authority, express or implied, to dispose of any item or portion of the Collateral, except for sales in the ordinary course or as provided in this Section 4.

4.2 Negotiable Collateral. In the event that any Collateral, including proceeds, is evidenced by or consists of negotiable collateral, Borrower shall, immediately upon the request of Alliance, endorse and assign such negotiable collateral to Alliance and deliver physical possession of such negotiable collateral to Alliance.

4.3 Maintenance of Collateral; Collection on Notes. In the Note Files, Borrower will cause to be delivered promptly to Alliance or its Custodian each of the original Notes properly endorsed (by allonge or otherwise) by Borrower, or Borrower’s seller directly, in favor of Alliance or Alliance’s nominee. In the Note Files, Borrower will cause to be delivered promptly to Alliance for perfecting security interests if Alliance elects, an assignment of mortgagee’s interest in each Note Mortgage from Borrower, or Borrower’s seller directly, to Alliance, in recordable form. All allonges, endorsements, and assignments shall be in a form satisfactory to Alliance in its reasonable discretion.

4.4 Compromise or Settlements with Respect to Notes. Subject to limitations contained herein to the contrary, and provided there has not occurred an Event of Default, Borrower or its servicer shall service and administer the Notes and the Note Mortgages in its own name. Such administration shall include, without limitation, corresponding and negotiating with the makers and/or guarantors of the Notes, collection or other proceedings under and pursuant to the Notes and related documents, entering into agreements with the makers and/or guarantors of the Notes, and taking such action as Borrower deems necessary and/or appropriate to collect upon the Notes.

4.5 Exercise of Rights and Remedies with Respect to Default Under Notes. Borrower shall notify Alliance in advance of any foreclosure action brought under a Note Mortgage. In addition to other provisions contained herein, all notices to be sent to the makers of the Notes, shall be sent in the name of Borrower, unless otherwise required by law. All foreclosure proceedings are to be conducted in the name of Borrower, unless otherwise required by law and title shall, be taken in the name of Borrower or an Affiliate of Borrower.

Should Borrower be the successful bidder at foreclosure, or accept a deed in lieu of foreclosure, on any of the real property collateral which serves as security for the Notes, in consideration for Alliance consenting to such transfer, Borrower shall deliver to Alliance concurrently for recording a mortgage or deed of trust securing the Obligations, on all of the subject real property and fixtures in form and content satisfactory to Alliance.

Provided that no Event of Default exists, should Borrower request that Alliance re-deliver a Note or deliver a reassignment of a Note Mortgage, Alliance shall deliver the requested document within two (2) business days provided that commercially reasonable escrow or other trust arrangements are made for the receipt and handling of the delivered documents, all without any adjustment in the Borrowing Base.

4.6 Release of Security Interests in the Notes. Upon payment of a Note, Alliance shall, from time to time, within five (5) business days subsequent to the payoff and after request therefor from Borrower, deliver to Borrower, an assignment of such Note and its related security.

4.7 Delivery of Additional Documentation Required. At any time upon the request of Alliance, Borrower shall execute and deliver to Alliance all financing statements, continuation financing statements, fixture filings, security agreements, chattel mortgages, pledges, assignments, endorsements of certificates of title, applications for title, affidavits, reports, notices, schedules of accounts, letters of authority, and all other documents that Alliance may reasonably request, to perfect and continue to perfect Alliance’s security interests in the Collateral.

4.8 Power of Attorney. Borrower hereby irrevocably makes, constitutes, and appoints Alliance (and any of Alliance’s officers, employees, or agents designated by Alliance) as Borrower’s true and lawful attorney, with power to, during the continuance of any Event of Default: (a) sign Borrower’s name on any invoice or bill of lading relating to any Account, drafts against Account Debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to Account Debtors; (b) send requests for verification of Accounts; (c) endorse Borrower’s name on any checks, notices, acceptances, money orders, drafts, or other item of payment or security that may come into Alliance’s possession; (d) notify the post office authorities to change the address for delivery of Borrower’s mail to an address designated by Alliance, to receive and open all mail addressed to Borrower, and to retain all mail relating to the Collateral and forward all other mail to Borrower; (e) make, settle, and adjust all claims under Borrower’s policies of insurance and make all determinations and decisions with respect to such policies of insurance; and (f) settle and adjust disputes and claims respecting the accounts or Notes directly with account debtors or the makers thereof, for amounts and upon terms which Alliance determines to be reasonable, and Alliance may cause to be executed and delivered any documents and releases which Alliance determines to be necessary. The appointment of Alliance as Borrower’s attorney, and each and every one of Alliance’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully and finally repaid and performed and Alliance’s obligation to extend credit hereunder is terminated.

4.9 Right to Inspect. Alliance (through any of its officers, employees, or agents) shall have the right, from time to time hereafter during Borrower’s business hours to inspect Borrower’s Books and to check, test, and appraise the Collateral in order to verify Borrower’s financial condition or the amount, quality, value, condition of, or any other matter relating to, the Collateral.

5. REPRESENTATIONS AND WARRANTIES.

Borrower represents and warrants to Alliance as follows. Any request for an Advance will be deemed a representation by Borrower that all of the following representations and warranties are true, correct and complete as of the time of the request, unless they relate exclusively to an earlier date. Borrower shall promptly notify Alliance in writing of any change in circumstances that would affect the accuracy of any representation or warranty, unless the representation and warranty specifically relates to an earlier date.

5.1 No Prior Encumbrances. Borrower has good and indefeasible title to the Collateral, free and clear of liens, claims, security interests, or encumbrances, except for Permitted Liens.

5.2 Bona Fide Obligation. Each Note is a bona fide, good, valid, and subsisting obligation of the account debtor thereunder, and, to Borrower’s actual knowledge, there are no facts which impairs or will impair the validity of any such Note.

5.3 No Defenses or Setoffs. To Borrower’s knowledge, each Note and each Note Mortgage is free of any claim for credit, deduction, discount, allowance, defense (including the defense of usury), dispute, counter-claim, or setoff.

5.4 Enforceable Agreements. Each Note and Note Mortgage is enforceable according to its terms against each named account debtor thereon or trustor thereunder, and complies with all applicable federal, state, and local laws, regulations, and requirements.

5.5 Correct Loan Terms. To Borrower’s knowledge, each Note correctly sets forth the loan terms between Borrower and the account debtor thereunder, including, without limitation, the interest rate applicable thereto.

5.6 Further Advances on Notes. To Borrower’s knowledge, there are no further advances or lending or other obligations to be made by the holder of any Note to the makers thereof, except as otherwise disclosed to Alliance at or prior to the time of pledging of the applicable Note.

5.7 Compliance with Laws. To Borrower’s knowledge, all state and federal laws (including any applicable usury and/or truth-in-lending statutes) have been complied with in conjunction with the Collateral, the non-compliance with which would have an adverse impact on the value, enforceability, or collectability of the Collateral.

5.8 Commercial Transactions. Each Note evidences a commercial transaction and each property encumbered by a Note Mortgage is either (i) a commercial property that is not used for residential purposes, or (ii) a residential property that is being encumbered as part of a commercial transaction.

5.9 Authority To Assign. Borrower has such title to the Notes and Note Mortgages as it acquired, and full right and authority to pledge, assign and encumber the same.

5.10 Business Location; FEIN. Borrower has one place of business, located at the address indicated in the preamble to this Agreement. Borrower’s correct federal identification number has been provided to Alliance.

5.11 Due Organization and Qualification. Borrower is duly organized and existing and in good standing under the laws of the state of its formation and qualified and licensed to do business in, and in good standing in the State of Arizona and any state where the failure to be so licensed or qualified could reasonably be expected to have a material adverse effect on the business, operations, condition (financial or otherwise), finances, or prospects of Borrower or on the value of the Collateral to Alliance.

5.12 Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents are within Borrower’s limited liability company powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower’s formation documents nor will they constitute an event of default under any material agreement to which Borrower is a party or by which its properties or assets may be bound.

5.13 Litigation. There are no actions or proceedings pending by or against Borrower before any court or administrative agency and Borrower does not have knowledge or belief of any pending, threatened, or imminent litigation, governmental investigations, or claims, complaints, actions, or prosecutions involving Borrower or any guarantor of the Obligations, except for ongoing collection matters in which Borrower is the plaintiff, that, if decided adversely to Borrower, would not materially impair the prospect of repayment of the Obligations or materially impair the value or priority of Alliance’s security interests in the Collateral.

5.14 No Material Adverse Change in Financial Condition. All financial statements relating to Borrower or Guarantor of the Obligations that have been delivered by Borrower to Alliance have been prepared in accordance with GAAP and fairly present Borrower’s (or such Guarantor’s, as applicable) financial condition as of the date thereof and Borrower’s results of operations for the period then ended. There has not been a material adverse change in the financial condition of Borrower (or such Guarantor, as applicable) since the date of the latest financial statements submitted to Alliance on or before the Closing Date.

5.15 Solvency. Borrower and Guarantor are Solvent. No transfer of property is being made by Borrower or Guarantor and no obligation is being incurred by Borrower or Guarantor in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of Borrower or Guarantor.

5.16 Employee Benefits. To Borrower’s actual knowledge, there are no outstanding liabilities under Title IV of ERISA with respect to any Plan maintained or sponsored by Borrower or any ERISA Affiliate.

5.17 Environmental Condition.

(a) Borrower has not used Hazardous Materials at or affecting any real property included among the Collateral in any manner which violates any Act governing the use, storage, treatment, transportation, manufacturing, refinement, handling, production, or disposal of Hazardous Materials, or that may make the owner of any of the real property liable in tort under a common law public or private nuisance action.

(b) To Borrower’s actual knowledge, no prior or current owner, occupant or operator of the real property included among the Collateral has used Hazardous Materials at or affecting the real property in any manner which violates any Act governing the use, storage, treatment, transportation, manufacturing, refinement, handling, production, or disposal of Hazardous Materials, or that may make the owner of any of the real property liable in tort under a common law public or private nuisance action.

5.18 Cumulative. The warranties and representations set forth herein shall be cumulative and in addition to any and all other warranties and representations that Borrower now or hereafter shall give, or cause to be given, to Alliance.

6. AFFIRMATIVE COVENANTS.

Borrower covenants and agrees that, as long as any credit hereunder shall be available and until full and final payment of the Obligations, and unless Alliance shall otherwise consent in writing, Borrower shall do all of the following:

6.1 Collateral. Borrower shall provide to Alliance or the Custodian within five (5) business days of Borrower’s acquisition the Note Files, including originals of the Notes endorsed to Alliance in form acceptable to Alliance.

6.2 Debt to Equity Ratio. Commencing on the Closing Date, at all times, but measured quarterly, Borrower shall maintain an Debt-to-Equity Ratio of not more than 0.50:1.00. For purposes of this Agreement, the term “Debt-to-Equity Ratio” means the aggregate sum of all outstanding Obligations divided by the Equity of the Borrower plus all Mezzanine Debt.

6.3 Minimum Tangible Net Worth. Borrower shall maintain Tangible Net Worth of not less than $17,500,000.00, as measured quarterly on a trailing twelve month basis, commencing with the quarter ending March 31, 2016.

6.4 Compensating Balances. Commencing on the Closing Date, Borrower’s average unrestricted aggregate deposit account balances with Alliance shall not be less than $750,000.00, as measured quarterly on a trailing basis. In the event this covenant is not met for any calendar quarter, in addition to any other remedies available to Lender, the Stated Interest Rate set forth in the Promissory Note shall increase automatically by one quarter of one percent (.25%) per annum for the quarter in which the compensatign balances in this Section 6.4 are not maintained. This covenant will be tested quarterly and to the extent that the average unrestricted aggregate deposit account balances once again exceed $750,000, the interest rate shall be re-set to the Stated Interest Rate.

6.5 Minimum Profitability. Borrower shall maintain a profit of not less than $1,000,000.00, as measured quarterly on a trailing twelve month basis.

6.6 [Reserved.]

6.7 Accounting System. Borrower shall maintain a standard and modern system of accounting in accordance with GAAP with ledger and account cards or computer tapes, discs, printouts, and records pertaining to the Collateral which contain information as from time to time may be reasonably requested by Alliance.

6.8 Financial Statements, Reports, Certificates. Borrower agrees to deliver to Alliance, and if Alliance so requests on a consolidating and consolidated basis to include any Affiliates: (a) as soon as available, but in any event within thirty (30) days after the end of each quarter during each of Borrower’s fiscal years, a company prepared balance sheet, income statement, and cash flow statement covering Borrower’s operations during such period, Borrowing Base Certificate, detailed portfolio loan report detailing all loans and corresponding activity, including, but not limited to, interest and principal payments and collections, and deposit reconciliation report; (b) as soon as available, but in any event, within thirty (30) days after the end of each month during each of Borrower’s fiscal year, a Monthly Borrowing Base Certificate; and (c) as soon as available, but in any event no later than April 30 after the end of each of Borrower’s fiscal years, financial statements of Borrower for each such fiscal year, audited by independent certified public accountants reasonably acceptable to Alliance and certified, without any qualifications, by such accountants to have been prepared in accordance with GAAP; and (d) such other documents and reports as Alliance may reasoanbly require. Borrower’s audited financial statements shall include a balance sheet, profit and loss statement, and cash flow statement, and, if prepared, an accountants letter to management.

Each quarter, together with the financial statements provided for above, Borrower shall deliver to Alliance a Compliance Certificate signed by its chief financial officer to the effect that: (i) all reports, statements, or computer prepared information of any kind or nature delivered or caused to be delivered to Alliance hereunder have been prepared in accordance with GAAP and fairly present the financial condition of Borrower; (ii) Borrower is in timely compliance with all of its covenants and agreements hereunder; (iii) the representations and warranties of Borrower contained in this Agreement and the other Loan Documents are true and correct in all material respects on and as of the date of such certificate, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date); and (iv) on the date of delivery of such certificate to Alliance there does not exist any condition or event that constitutes an Event of Default (or, in each case, to the extent of any non-compliance, describing such non-compliance as to which he or she may have knowledge and what action Borrower has taken, is taking, or proposes to take with respect thereto). Such Compliance Certificate shall be in the form of Exhibit B to the Agreement or in such other form as Bank may reasonably require.

6.9 Tax Returns. Borrower agrees to deliver to Alliance copies of Borrower’s state and federal income tax returns, together with any schedules and amendments thereto, within thirty (30) days of the filing thereof with the state taxing authority or Internal Revenue Service, including any authorized extensions of filing deadlines.

6.10 Guarantor Reports. Borrower agrees to deliver, or to cause each Guarantor to deliver, to Alliance copies of Guarantor’s state and federal income tax returns, together with any schedules and amendments thereto, within thirty (30) days of the filing thereof with the state taxing authority or Internal Revenue Service, including any authorized extensions of filing deadlines. Borrower further agrees to deliver, or to cause each Guarantor to deliver, to Alliance updated annual financial statements no later than April 30 of each year.

6.11 Taxes. Except for Permitted Liens, all assessments and taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against Borrower or any of its property have been paid, and shall hereafter be paid in full, before delinquency or before the expiration of any extension period. Borrower shall make due and timely payment or deposit of all federal, state, and local taxes, assessments, or contributions required of it by law, and will execute and deliver to Alliance, on demand, appropriate certificates attesting to the payment thereof or deposit with respect thereto. Borrower will make timely payment or deposit of all tax payments and withholding taxes required of it by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Alliance with proof satisfactory to Alliance indicating that Borrower has made such payments or deposits. Except for Permitted Liens, Borrower shall pay, or shall cause to be paid, in full, before delinquency or before the expiration of any extension period, all assessments and taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against any of the makers under the Eligible Notes relating to the property which secures the Eligible Notes.

6.12 Insurance.

(a) Borrower will obtain and maintain, or cause the owners of the real property encumbered by the Note Mortgages to obtain and maintain, (i) insurance of the type necessary to insure the applicable real property improvements and chattels for an amount equal to the appraised value of the improvements and chattels, against any loss by fire, lightning, windstorm, hail, explosion, aircraft, smoke damage, vehicle damage, and other risks from time to time included under “extended coverage” policies, but in any event in amounts sufficient to prevent Borrower from becoming a co-insurer under such polices, and (ii) combined single limit bodily injury and property damages insurance against any loss, liability, or damages on, about, or relating to each parcel of real property, in an amount of not less than $1,000,000, with such deductibles as Borrower determines in its reasonable discretion.

(b) All insurance required herein shall be written by companies of recognized financial standing, shall contain the terms and provisions customarily required by Borrower of its customers that obtain financing secured by real property, and shall be reasonably satisfactory to Alliance.

(c) Borrower shall give Alliance prompt notice of any loss covered by such insurance and Alliance shall have the right to adjust any loss to the extent of Borrower’s rights to do so. Alliance shall have the exclusive right to so adjust all losses payable under any such insurance policies without any liability to Borrower whatsoever in respect of such adjustments. Any monies received by Borrower as payment for any loss under any insurance policy including, but not limited to, the insurance policies mentioned above, shall be paid over to Alliance to be applied either to the prepayment of the Obligations without premium, in such order or manner as Alliance may elect, or, if no Event of Default shall exist, be disbursed to Borrower under stage payment terms satisfactory to Alliance for application to the cost of repairs, replacements or restorations. All restorations shall be effected with reasonable promptness and shall be of a value at least equal to the value of the items or property to destroyed prior to such damage or destruction. Upon the occurrence of an Event of Default, all prepaid premiums shall be the sole and absolute property of Alliance to be applied by Alliance to the payment of the Obligations in such order or form as Alliance shall determine.

(d) Borrower shall not take out separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 6.10, unless Alliance is included thereon as named insured with the loss payable to Alliance.

(e) Borrower will obtain and maintain, or shall cause the owners of any real property encumbered by Note Mortgages to obtain and maintain, insurance substantially in the form required under Section 6.12(a) for all of the property which secures the Eligible Notes, except that the amount of insurance coverage need not exceed 100% of the value of the Eligible Notes secured by such property.

(f) If requested by Alliance, Borrower will make available for Alliance’s review all policies of insurance covering any Collateral during the financial and Collateral audits allowed pursuant to Section 2.7(d) hereof.

6.13 No Setoffs or Counterclaims. All payments hereunder and under the other Loan Documents made by or on behalf of Borrower shall be made without setoff or counterclaim and free and clear of, and without deduction or withholding for or on account of, any federal, state, or local taxes.

6.14 Compliance with Laws. Borrower shall comply with the requirements of all applicable laws, rules, regulations, and orders of any governmental authority, including the Fair Labor Standards Act and the Americans With Disabilities Act.

7. NEGATIVE COVENANTS.

Borrower covenants and agrees that, until full and final payment of the Obligations, Borrower will not do any of the following without Alliance’s prior written consent:

7.1 Indebtedness. Create, incur, assume, permit, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except:

(a) Indebtedness evidenced by this Agreement or any note executed by Borrower in favor of Alliance relating to this Agreement or any other Loan Document;

(b) Indebtedness secured by Permitted Liens; or

(c) Indebtedness subordinated to Alliance by written agreement.

7.2 Restrictions on Fundamental Changes. Enter into any acquisition, merger, consolidation, reorganization, or recapitalization, or reclassify its membership interests, or liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution).

7.3 Change Name. Change Borrower’s name, FEIN, business structure, or identity, or add any new fictitious name, without Alliance’s prior written consent, which shall not be unreasonably withheld.

7.4 Other Liens. Create or permit to be created or allow to exist any lien on any Collateral or property of Borrower now owned or hereafter acquired, except Permitted Liens.

7.5 Payments on Subordinated Debt. Make any payments in violation of the Subordination Agreement, or prepay any Subordinated Debt during the continuation of any Event of Default or if an Event of Default would occur as a result of making such prepayment on Subordinated Debt

7.6 Maximum Debt Covenant. Breach the Maximum Debt Covenant as defined in Borrower’s Confidential Private Offering Memoranda, dated February 1, 2013.

7.7 Guarantee. Guarantee or otherwise become in any way liable with respect to the obligations of any third Person except by endorsement of instruments or items of payment for deposit to the account of Borrower or which are transmitted or turned over to Alliance.

7.8 Manager; Servicer. Change its manager or fee structure or increase fees under its Management Agreement, or change its servicer, without Alliance’s prior written consent in its sole and absolute discretion.

7.9 Restructure. Make any material change in Borrower’s financial structure, the principal nature of Borrower’s business operations, or the date of its fiscal year.

7.10 Change of Control. Cause, permit, or suffer, directly or indirectly, any Change of Control; provided, however, that this prohibition shall not apply to a Change in Control arising from the death of Guarantor.

7.11 Distributions. Make any distribution or declare or pay any fees to any of Borrower’s members if an Event of Default has occurred and is continuing, or if an Event of Default shall occur upon giving effect to such distribution or payment.

7.12 Accounting Methods. Modify or change its method of accounting.

7.13 Investments. Directly or indirectly make any loan, advance, or capital contribution to, any member of Borrower except by written agreement in an arms length transaction to fund a Eligible Note, and further provided no Event of Default has occurred and is continuing, and no Event of Default shall occur upon giving effect to such loan, advance or capital contribution.

7.14 Suspension. Suspend or go out of a substantial portion of its business.

7.15 Use of Proceeds. Use the proceeds of any Advance made hereunder for any purpose other than to satisfy ongoing working capital needs of Borrower to finance real estate investors and to pay Protective Advances, interest, principal, fees and costs (including but not limited to Alliance Expenses and those fees set forth in Sections 2.7(d)) required under the Loan Documents.

7.16 Change in Location of Chief Executive Office. Relocate without thirty (30) days prior written notification to Alliance, its chief executive office.

8. EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:

8.1 If Borrower fails to pay when due and payable or when declared due and payable, any portion of the Obligations (whether of principal, interest (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts), fees and charges due Alliance, reimbursement of Alliance Expenses, or other amounts constituting Obligations);

8.2 If Borrower fails or neglects to perform, keep, or observe any term, provision, condition, covenant, or agreement contained in this Agreement, in any of the other Loan Documents, or in any other present or future agreement between Borrower and Alliance and such failure is not cured within ten (10) days of written notice thereof (provided, however, that if such failure cannot reasonably be cured within ten (10) days through the use of commercially reasonable and diligent efforts, then Borrower will have such additional time as is necessary to cure such failure through the use of commercially reasonable and diligent efforts, but in no event more than sixty (60) days from the date of the original written notice of such failure);

8.3 If Borrower fails or neglects to perform, keep or observe any term, provision, condition, or agreement contained in any Note Mortgage beyond applicable grace or cure periods;

8.4 If any material portion of Borrower’s properties or assets is attached, seized, subjected to a writ or distress warrant, or is levied upon;

8.5 If an Insolvency Proceeding is commenced by Borrower;

8.6 If an Insolvency Proceeding is commenced against Borrower and any of the following events occur: (a) Borrower consents to the institution of the Insolvency Proceeding against it; (b) the petition commencing the Insolvency Proceeding is not timely controverted; (c) the petition commencing the Insolvency Proceeding is not dismissed within sixty (60) calendar days of the date of the filing thereof; provided, however, that, during the pendency of such period, Alliance shall be relieved of its obligation to make additional advances; (d) an interim trustee is appointed to take possession of all or a substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, Borrower; or (e) an order for relief shall have been issued or entered therein;

8.7 If Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs and the same is not dismissed within five (5) days of entry of such order;

8.8 Except for Permitted Liens, if a notice of lien, levy, or assessment is filed of record with respect to any of Borrower’s properties or assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, or if any taxes or debts owing at any time hereafter, to any one or more of such entities becomes a lien, whether choate or otherwise, upon any of Borrower’s properties or assets and the same is not: (i) paid on the payment date thereof, or (ii) adequately bonded against and reserved for, in a manner acceptable to Alliance in its sole and absolute discretion;

8.9 If a judgment or other claim in excess of $200,000.00 becomes a line or encumbrance upon any material portion of Borrower’s properties or assets, and either: (a) there is a period of 30 consecutive days at any time after the entry of any such judgment, order, or award during which (1) the same is not discharged, satisfied, vacated, or bonded pending appeal, or (2) a stay of enforcement thereof is not in effect, in each case, except to the extent that the terms of such judgment, order or award specifically provide for a longer payment term and Borrower timely discharges or satisfies such obligations during such specified longer term, or (b) enforcement proceedings are commenced upon such judgment, order, or award.

8.10 If any material misstatement or misrepresentation exists now or hereafter in any warranty, representation, statement, or report made to Alliance by Borrower or any officer, employee, agent, or director of Borrower, or if any such warranty or representation is withdrawn: the foregoing notwithstanding if the representation breached is that set forth in Sections 5.1 through 5.7 and 5.16, Alliance shall not declare an Event of Default, but rather, to the extent that Alliance determines that the value of the Appraised Eligible Notes should be reduced the property which is the subject of such breach shall be backed out of the Borrowing Base to the extent of such reduction, and if such computation results in an overadvance, Borrower shall immediately pay the same, or provide Alliance with substitute Collateral acceptable to Alliance in its sole and absolute discretion;

8.11 If any Guarantor fails or neglects to perform, keep, or observe any term, provision, condition, covenant, or agreement contained in their respective Guarantee;

8.12 If the obligation of any Guarantor or other third Person under any Loan Document is limited or terminated by operation of law, or terminated or purported to be terminated by the Guarantor or other third Person thereunder, or any such Guarantor or other third Person becomes the subject of an Insolvency Proceeding; or

8.13 With respect to any Plan, the occurrence of any event which could reasonably be expected to have a material adverse effect on the financial condition of Borrower.

8.14 If there shall occur during any consecutive twelve month period, one or more uninsured losses, thefts, damage or destruction of the Collateral, or any part thereof, having an aggregate value in excess of $500,000.00.

9. ALLIANCE’S RIGHTS AND REMEDIES.

9.1 Rights and Remedies. In addition to the remedies set forth in the other Loan Documents and any of the Note Mortgages, upon the occurrence of an Event of Default Alliance may, at its election, without additional notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

(a) Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable;

(b) Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement, under any of the Loan Documents, or under any other agreement between Borrower and Alliance;

(c) Terminate this Agreement and any of the other Loan Documents as to any future liability or obligation of Alliance, but without affecting Alliance’s rights and security interests in the Collateral and without affecting the Obligations;

(d) Without notice to or demand upon Borrower or any guarantor, make such payments and do such acts as Alliance considers necessary or reasonable to protect its security interests in the Collateral. Borrower authorizes Alliance to pay, purchase, contest, or compromise any encumbrance, charge, or lien that in Alliance’s determination appears to conflict with its security interests and to pay all expenses incurred in connection therewith;

(e) Without notice to Borrower (such notice being expressly waived), and without constituting a retention of any Collateral in satisfaction of an obligation (within the meaning of Section 9505 of the Code), set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Alliance, or (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Alliance;

(f) Hold, as cash collateral, any and all balances and deposits of Borrower held by Alliance to secure the full and final repayment of all of the Obligations;

(g) Prepare for sale, advertise for sale, and sell the Collateral in accordance with the procedures set forth in Section 9.1(h). Alliance is hereby granted a license or other right to use, without charge, Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in advertising for sale, and selling any Collateral and Borrower’s rights under all licenses and all franchise agreements shall inure to Alliance’s benefit;

(h) Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as Alliance determines is commercially reasonable. Any party, including Borrower, Guarantor and any affiliate of Borrower or Guarantor, may bid at any such sale of any Collateral. It is not necessary that the Collateral be present at any such sale;

(i) Without regard to any waste, adequacy of the security or solvency of the Borrower, apply for the appointment of a receiver of the Collateral, to which appointment the Borrower hereby consents, whether or not foreclosure proceedings have been commenced under any security documents and whether or not a foreclosure sale has occurred.

9.2 Remedies Cumulative. Alliance’s rights and remedies under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. Alliance shall have all other rights and remedies as provided under the Code, by law, or in equity. No exercise by Alliance of one right or remedy shall be deemed an election, and no waiver by Alliance of any Event of Default shall be deemed a continuing waiver. No delay by Alliance shall constitute a waiver, election, or acquiescence by it.

9.3 Foreclosure Not A Discharge. Foreclosure shall not operate as a discharge to Borrower’s obligations to Alliance and the indemnity provisions in Section 11. The indemnity provisions in Section 11 shall not be discharged or affected in any way by foreclosure or by Alliance’s acceptance of a deed in lieu thereof.

10. TAXES AND EXPENSES REGARDING THE COLLATERAL.

If Borrower fails to pay, or cause the payment of, any monies (whether taxes, rents, assessments, insurance premiums, or otherwise), which are not being actively contested by Borrower diligently, in good faith, and by appropriate proceedings (provided such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor) and are not a Permitted Lien, due to third Persons, or fails to make any deposits or furnish any required proof of payment or deposit, all as required under the terms of this Agreement, or the other Loan Documents, then, to the extent that Alliance determines that such failure by Borrower could have a material adverse effect on Alliance’s interests in any part of the Collateral, in its discretion and without prior notice to Borrower, Alliance may do any or all of the following: (a) make payment of the same or any part thereof; (b) set up such reserves in Borrower’s loan account as Alliance deems necessary to protect

Alliance from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type described in Section 6.10, and take any action with respect to such policies as Alliance deems prudent. Any such amounts paid by Alliance shall constitute Alliance Expenses. Any such payments made by Alliance shall not constitute an agreement by Alliance to make similar payments in the future or a waiver by Alliance of any Event of Default under this Agreement. Alliance need not inquire as to, or contest the validity of, any such expense, tax, security interest, encumbrance, or lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.

11. WAIVERS; INDEMNIFICATION.

11.1 Demand; Protest; etc. Borrower waives presentment, demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Alliance on which Borrower may in any way be liable. The foregoing shall not be deemed to be a waiver by Borrower of any requirement of notice from Alliance contained herein or in the Loan Documents.

11.2 Alliance’s Liability for Collateral. So long as Alliance complies with its obligations, if any, under Section 9207 of the Code, Alliance shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person. All risk of loss, damage, or destruction of the Collateral shall be borne by Borrower.

11.3 Indemnification. Borrower agrees to defend, indemnify, save, and hold harmless all Indemnified Persons for, from and against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other Person arising out of or relating to the transactions contemplated by this Agreement or any other Loan Document including, but not limited to, those claimed by any broker or finder, and (b) all Losses, and (c) all losses (including attorneys’ fees) suffered or incurred by any Indemnified Person.

12. NOTICES.

Unless otherwise provided in this Agreement, all notices, requests, demands and other communications provided for under the Loan Documents shall be in writing and shall be (a) personally delivered, (b) sent by first class United States mail, (c) sent by overnight courier of national reputation, (d) transmitted by email, in each case delivered or sent to the party to whom notice is being given to the business address or email address set forth below as to each party, at such other business address or email address as it may hereafter designate in writing to the other party pursuant to the terms of this Section. All such notices, requests, demands and other communications shall be deemed to be an authenticated record communicated or given on (a) the date received if personally delivered, (b) two business days after deposit in the mail if delivered by mail, (c) the date delivered to the courier if delivered by overnight courier, or (d) the date of transmission if sent by email, provided that confirmation of delivery is received for any email notice and further provided that immediately following any email notice additional notice shall be sent in any other manner authorized hereunder to supplement the email notice.

If to Borrower:	Iron Bridge Mortgage Fund, LLC
1255 NW 9th Avenue, Suite 1403
Portland, Oregon 97209
Attn.: Gerard Stascausky
Email: gerard@ironbridgelending.com

With a copy to:

Email:

If to Alliance:	Western Alliance Bank
3033 W. Ray Road
Chandler, Arizona 85226
Attn: Seth Davis, Vice President
Email: sdavis@westernalliancebank.com

With a copy to:	Gallagher & Kennedy, P.A.
2575 E. Camelback Road, #1100
Phoenix, Arizona 85016
Attn: Julie Rystad, Esq.
Email: julie.rystad@gknet.com

The failure of a party to provide notice to either law firm shall not affect the validity of any notice otherwise properly sent to the other party.

13. GOVERNING LAW; CONSENT TO JURISDICTION.

(a) Substantial Relationship. The parties understand and agree that the payment obligations of Borrower are to be performed in the State of Arizona, which state the parties agree has a substantial relationship to the parties and to the underlying transactions embodied by this Agreement and the Loan Documents.

(b) GOVERNING LAW; JURISDICTION. THIS AGREEMENT AND EACH OF THE OTHER LOAN DOCUMENTS HAS BEEN DELIVERED IN ARIZONA, AND SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF ARIZONA, WITHOUT GIVING EFFECT TO ITS CONFLICT OF LAWS PRINCIPLES. THE COURTS IN MARICOPA COUNTY, ARIZONA, FEDERAL OR STATE, SHALL HAVE EXCLUSIVE JURISDICTION OF ALL LEGAL ACTIONS ARISING OUT OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS. BY EXECUTING THIS AGREEMENT, BORROWER CONSENTS AND SUBMITS TO THE JURISDICTION OF THE FEDERAL AND STATE COURTS IN MARICOPA COUNTY, ARIZONA.

14. Waiver Of Jury Trial And Certain Damage Claims. BORROWER AND ALLIANCE AND ANY OTHER PARTY LIABLE FOR BORROWER’S OBLIGATIONS EACH HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, THE NOTE OR ANY OF THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS (WHETHER SUCH CASE OR CONTROVERSY IS INITIATED BY OR AGAINST ALLIANCE OR IN WHICH ALLIANCE IS JOINED AS A PARTY LITIGANT), WHICH CASE OR CONTROVERSY ARISES OUT OF, OR IS IN RESPECT TO, ANY RELATIONSHIP AMONGST OR BETWEEN BORROWER, ANY SUCH PERSON, AND ALLIANCE. EXCEPT TO THE EXTENT EXPRESSLY PROHIBITED BY LAW, BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION REFERRED TO IN THE PRECEDING SENTENCE ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. BORROWER (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ALLIANCE HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT ALLIANCE WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (B) ACKNOWLEDGES THAT ALLIANCE HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH IT IS A PARTY BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED HEREIN. BORROWER MAKES THE FOREGOING WAIVER (IN WHICH ALLIANCE JOINS) KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY, AND UNDERSTANDS THAT ALLIANCE, IN THE ESTABLISHMENT AND MAINTENANCE OF ITS RELATIONSHIP WITH BORROWER, IS RELYING THEREON.

15. GENERAL PROVISIONS.

15.1 Effectiveness. This Agreement shall be binding and deemed effective when executed by Borrower and Alliance.

15.2 Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; Provided, however, that Borrower may not assign this Agreement or any rights or duties hereunder without Alliance’s prior written consent and any prohibited assignment shall be absolutely void. No consent to an assignment by Alliance shall release Borrower from its Obligations. Alliance may assign this Agreement and its rights and duties hereunder and no consent or approval by Borrower is required in connection with any such assignment. Alliance reserves the right to sell, assign, transfer, negotiate, or grant participations in all or any part of, or any interest in Alliance’s rights and benefits hereunder. In connection with any such assignment or participation, Alliance may disclose all documents and information which Alliance now or hereafter may have relating to Borrower or Borrower’s business. To the extent that Alliance assigns its rights and obligations hereunder to a third Person, Alliance shall thereafter be released from such assigned obligations to Borrower and such assignment shall effect a novation between Borrower and such third Person.

15.3 Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each section applies equally to this entire Agreement.

15.4 Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Alliance or Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

15.5 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal-enforceability of any specific provision.

15.6 Amendments in Writing. This Agreement cannot be changed or terminated orally. All prior agreements, understandings, representations, warranties, and negotiations, if any, are merged into this Agreement.

15.7 Counterparts; Executed Copies. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Email copies of signatures shall be as effective as original executed counterparts of this Agreement.

15.8 Revival and Reinstatement of Obligations. If the incurrence or payment of the Obligations by Borrower or any guarantor of the Obligations or the transfer by either or both of such parties to Alliance of any property of either or both of such parties should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, and other voidable or recoverable payments of money or transfers of property (collectively, a “Voidable Transfer”), and if Alliance is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that Alliance is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of Alliance related thereto, the liability of Borrower and Guarantor automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

15.9 Lending Relationship. Nothing contained in the this Agreement or any of the other Loan Documents shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venture or any association between Borrower and Alliance, it being expressly understood and agreed that nothing contained in this Agreement or the other Loan Documents shall be deemed to create any relationship between Borrower and Alliance other that the relationship of borrower and lender.

15.10 Integration. This Agreement, the exhibits attached hereto and the other Loan Documents contain the entire agreement and understanding of the parties with respect to the subject matter hereof, supersede all other prior understandings, oral or written, with respect to the subject matter hereof, and are intended by Alliance and Borrower as the final, complete and exclusive statement of the terms agreed to by them.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in Phoenix, Arizona.

BORROWER:
IRON BRIDGE MORTGAGE FUND, LLC, an Oregon limited liability company

By: Iron Bridge Management Group, LLC, an Oregon limited liability company
Its: Manager

By:
Gerard Stascausky
		Its:	Sole Member
ALLIANCE:
WESTERN ALLIANCE BANK, an Arizona corporation

By:
Seth Davis
	Its:	Vice President

[Signature Page to Loan and Security Agreement]

EXHIBIT A

BORROWING BASE CERTIFICATE

[Attached]

EXHIBIT B

COMPLIANCE CERTIFICATE

[Attached]

COMPLIANCE CERTIFICATE

REPORTING PERIOD:             , 20     through             , 20     This Compliance Certificate (this “Certificate”) is being delivered in connection with that certain Loan and Security Agreement (as amended and modified from time to time, and including all addenda and exhibits thereto, the “Agreement”) dated effective November     , 2015 executed by Western Alliance Bank, an Arizona corporation (“Bank”) and the undersigned executing this Certificate as “Borrower.” Capitalized terms used in this Certificate shall, unless otherwise indicated herein, have the meanings set forth in the Agreement. On behalf of Borrower, the undersigned certifies to Bank as of the last day of the reporting period indicated above (the “Determination Date”) that: (a) no Event of Default has occurred and is continuing; (b) all representations and warranties of Borrower contained in the Agreement and in the other Loan Documents are true and correct in all material respects (except to the extent that such representations and warranties relate solely to an earlier date); and (c) the information set forth below and all documents provided to Bank to substantiate the same are true, correct and complete.

Debt-to-Equity Ratio:

Actual Debt-to-Equity Ratio (as of the Determination Date)	Required Debt-to-Equity Ratio (pursuant to the Agreement)
0.50:1.00 (measured quarterly)

Minimum Tangible Net Worth:

Actual Tangible Net Worth (as of the Determination Date)	Required Minimum Tangible Net Worth (pursuant to the Agreement)
$15,000,000.00 (measured quarterly commencing quarter ending 12/31/15) and $17,500,000.00 (measure quarterly commencing quarter ending 3/31/16)

Compensating Balance:

Unrestricted Deposit Account Balances wiwth Bank (as of the Determination Date)	Required Minimum Unrestricted Deposit Account Balances with Bank (pursuant to the Agreement)
$750,000.00 (measured quarterly)

Profitability:

Actual Profitability (as of the Determination Date)	Required Minimum Profitability (pursuant to the Agreement)
$1,000,000.00 (measured quarterly on a trailing twelve month basis)

Maximum Borrower Concentration:

Borrower Concentration Limit (pursuant to the Agreement):

As of the Determination Date, Borrower: ☐ has ☐ has exclude from the Borrowing Base any portion of a single Eligible Note in excess of 10% of the Committed Sum.

Non-Financial Requirements:

Borrower has at all times on and prior to the Determination Date complied with each of the covenants set forth in the Agreement, except as follows (describe areas of non-compliance, or else note “in compliance” or “none” if there are no points of noncompliance):

EXECUTED by Borrower as of the Determination Date.

BORROWER:

IRON BRIDGE MORTGAGE FUND, LLC, an Oregon limited liability company

By: Iron Bridge Management Group, LLC, an Oregon limited liability company
Its: Manager

By:
Gerard Stascausky
Its:	Sole Member